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                                                                    EXHIBIT 4(d)

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                STATEMENT OF DESIGNATION, RIGHTS, PREFERENCES AND
                     PRIVILEGES OF SERIES A PREFERRED STOCK
                                       OF
                              PHARMOS CORPORATION,
                              a Nevada Corporation


      The designation, rights, preferences and privileges of, and other matters relating to, the Company's Series A Preferred Stock or the holders of record thereof are as follows:

      Section 1. Designation and Amount. The series of Preferred Stock designated and known as the "Series A Preferred Stock" shall have a par value of $.03 per share and the number of shares constituting the Series A Preferred Stock shall be 2000. The Series A Preferred Stock shall have a stated value of $1,000 per share, with a 5% per annum dividend as set forth herein.

      Section 2. Rank. The Series A Preferred Stock shall rank: (i) prior to all of the Company's Common Stock, par value $.03 per share ("Common Stock") and
(ii) prior to any class or series of capital stock of the Company hereafter created (unless it specifically, by its terms, ranks on parity with the Series A Preferred Stock), in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

      Section 3. Dividends. The Series A Preferred Stock will bear a 5% dividend, payable at the time of conversion in cash or Common Stock, at the Company's option.

      Section 4. Liquidation Preference.

      (a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holders of shares of Series A Preferred Stock shall be entitled to receive, immediately after any distributions to any senior securities required by the Company's Certificate of Incorporation or any certificate of designation, an amount per share equal to the sum of (i) $1,000 for each outstanding share of Series A Preferred Stock plus (ii) an amount equal to all accrued unpaid dividends. If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the senior securities, the assets and funds available to be distributed among the Holders of the Series A Preferred Stock shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the Holders of the Series A Preferred Stock, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders of the Series A Preferred Stock.


      (b) A sale, conveyance or disposition of all or substantially all of the assets of the Company shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4; provided further that, a consolidation, merger, acquisition, or other business combination of the Company with or into any other Company or Companies or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of shall not be treated as a liquidation, dissolution or winding up within the meaning of this Section 4, but instead shall be treated pursuant to Section 5(f) hereof.

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      Section 5. Conversion. The record Holders of this Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

      (a) Right to Convert. Each record Holder of Series A Preferred Stock shall be entitled (at the times and in the amounts set forth below and subject to the Company's right of mandatory conversion set forth in Section 6(a)), to convert (in multiples of twenty preferred shares) (1) up to one-quarter (1/4) of the shares of Series A Preferred Stock held by such Holder at any time beginning 81 days following the date of the closing of the sale of shares of Series A Preferred Stock to such Holder (the "Closing Date"), and at anytime thereafter,
(2) up to an additional one-quarter (1/4) of the shares of Series A Preferred Stock held by such Holder at any time beginning 181 days following the Closing Date, and at anytime thereafter, (3) up to an additional one-quarter (1/4) of the shares of Series A Preferred Stock held by such Holder at any time beginning 271 days following the Closing Date, and at anytime thereafter, and (4) all remaining Series A Preferred Stock held by such Holder at any time beginning 361 days following the Closing Date at the office of the Company or any transfer agent for the Series A Preferred Stock (the "Transfer Agent"), into that number of fully-paid and non-assessable shares of Common Stock of the Company at a price (the "Conversion Price") equal to 83% of the average of the Closing Bid Prices (as defined herein) for the 3 consecutive trading days ending on the trading day prior to the Date of Conversion (as defined herein); provided, however, that following the conversion of 475 shares of Series A Preferred Stock, the Conversion Price shall be equal to 80% of the average of the Closing Bid Prices for the 3 consecutive trading days ending on the trading day prior to the Date of Conversion.

      For purposes hereof, the term "Closing Bid Price" shall mean the closing bid price on the Nasdaq SmallCap Market, or if no longer traded on the Nasdaq SmallCap Market, the closing bid price on the principal national securities exchange on which the Common Stock is so traded and if not available, the mean of the high and low prices on the principal national securities exchange on which the Common Stock is so traded.

      (b) Acceleration.

            (i) Mandatory Acceleration. Notwithstanding Section 5(a) above, if after the 90th day following the Closing Date, (i) the Closing Bid Price exceeds 200% of the closing price on the Closing Date for a period of 5 consecutive trading days, each Holder may convert an additional one-quarter (1/4) of the shares of Series A Preferred Stock held by such Holder or (ii) the Closing Bid

Price exceeds 300% of the closing price on the Closing Date for a period of 5 consecutive trading days, each Holder may convert all of the shares of Series A Preferred Stock held by such Holder.

            (ii) Company's Option. Notwithstanding Sections 5(a) and 5(b)(i) above, the Company may at any time and at its sole discretion accelerate Holders' right to convert shares of Series A Preferred Stock pursuant to this
Section 5.

      (c) Mechanics of Conversion. In order to convert Series A Preferred Stock into full shares of Common Stock, the Holder shall (i) fax a copy of the fully executed notice of conversion ("Notice of Conversion") to the Company at the office of the Company or its designated Transfer Agent for the Series A Preferred Stock that the Holder elects to convert the same, which notice

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shall specify the number of shares of Series A Preferred Stock to be converted, the applicable conversion price and a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the first page of each certificate to be converted) prior to Midnight, New York City time (the "Conversion Notice Deadline") on the date of conversion specified on the Notice of Conversion and (ii) within 3 business days of the date of conversion, deliver the original certificates representing the Series A Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed, along with a copy of the Notice of Conversion by express courier to the office of the Company or the Transfer Agent for the Series A Preferred Stock; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the Preferred Stock Certificates are delivered to the Company or its Transfer Agent as provided above, or the Holder notifies the Company or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (i) below). In the case of a dispute as to the calculation of the Conversion Rate, the Company shall promptly issue the number of Shares that are not disputed. The Company shall submit the disputed calculations to its outside accountant via facsimile within three (3) days of receipt of Holder's Notice of Conversion. The accountant shall audit the calculations and notify Company and Holder of the results no later than 48 hours from the time it receives the disputed calculations. The Accountant's calculation shall be deemed conclusive absent manifest error.

            (i) Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series A Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, Company shall not be obligated to re-issue such lost or stolen Preferred Stock Certificates if Holder contemporaneously requests Company to convert such Series A Preferred Stock into Common Stock.


            (ii) Delivery of Certificate Upon Conversion. The Company shall issue and deliver within three (3) business days after delivery to the Company of a faxed copy of the Notice of Conversion and a faxed copy of the Series A Preferred Stock Certificates to be converted (or, in the case of lost or stolen certificates, after provision of agreement and indemnification required by (i) above), to such Holder of Series A Preferred Stock at the address of the Holder on the books of the Company, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid provided, however, that in no event shall the Company be obligated to deliver such Common Stock certificates sooner than one day following its receipt of the actual Preferred Stock Certificate.

            (iii) No Fractional Shares. If any conversion of the Series A Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, shall be the next higher number of shares.

            (iv) Date of Conversion. The date on which conversion occurs (the "Date of Conversion") shall be deemed to be the date set forth in such Notice of Conversion, provided (i) that a copy of the Notice of Conversion is faxed to the Company before midnight, New York

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City time, on the Date of Conversion, and (ii) that the original Preferred Stock
Certificates representing the shares of Series A Preferred Stock to be converted are surrendered by depositing such certificates with either overnight courier or 2-day courier, as provided above, and received by the Transfer Agent or the Company within three (3) business days thereafter. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder or Holders of such shares of Common Stock on the Date of Conversion. If the original Preferred Stock Certificates representing the Series A Preferred Stock to be converted are not received by the Transfer Agent or the Company within three (3) business days after the Date of Conversion or if the facsimile of the Notice of Conversion is not received by the Company or its designated Transfer Agent prior to the Conversion Notice Deadline, the Notice of Conversion, at the Company's option, may be declared null and void.

      (d) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.


      (e) Automatic Conversion. Each share of Series A Preferred Stock outstanding on the third anniversary of the Closing Date automatically shall be converted into Common Stock on such date at the rate calculated in accordance with the formula in Section 5(a) above and such date shall be deemed the Date of Conversion with respect to such conversion.

      (f) Adjustment to Conversion Rate.

            (i) Adjustment to Fixed Conversion Price Due to Stock Split, Stock Dividend, Etc. If at any time when the Series A Preferred Stock is issued and outstanding, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased. In such event the Company shall notify the Transfer Agent of such change on or before the effective date thereof.

            (ii) Adjustment Due to Merger, Consolidation, Etc. If, prior to the conversion of all Series A Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity, or other property, then the Holders of Series A Preferred Stock shall, upon being given at least 30 days advance written notice of such transaction, thereafter have the right to purchase and receive upon conversion of Series A Preferred Stock, upon the basis and upon the terms and conditions

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specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities or other property as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of Series A Preferred Stock held by such Holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Rate and of the number of shares issuable upon conversion of the Series A Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof. The Company shall not effect any transaction described in this subsection 5(f) unless (1) Holder has been given at least 30 days advance written notice of such transaction, and (2) the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to the Holders of the Series A Preferred Stock such shares of stock and/or securities or other property as, in accordance with the foregoing provisions, the Holders of the Series A Preferred Stock may be entitled to receive upon conversion of the Series A Preferred Stock.


            (iii) No Fractional Shares. If any adjustment under this Section 5(f) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher number of shares.

      Section 6. Conversion By Company.

      (a) Company's Right to Convert. If the Closing Bid Price exceeds 200% of the closing price on the Closing Date for a period of 5 consecutive trading days, the Company shall have the right, in its sole discretion, to convert in whole or in part the remaining outstanding shares of Series A Preferred Stock on the day following any such 5 consecutive trading days (the "Mandatory Conversion Date").

      (b) Mechanics of Conversion by Company. The Company shall effect each such conversion by giving notice of its election to convert to, by facsimile, by Midnight, New York City time on the Mandatory Conversion Date, and the Company shall provide a copy of such notice by overnight or 2-day courier, to (A) the Holder of the Series A Preferred Stock to be converted at the address and facsimile number of such Holder appearing in the Company's register for the Series A Preferred Stock and (B) the Company's Transfer Agent. Such notice shall indicate whether the Company will convert all or part of the Series A Preferred Stock held by such Holder and the applicable conversion price.

      Section 7. Voting Rights. The Holders of the Series A Preferred Stock shall have no voting power whatsoever, except as otherwise provided by the Nevada Corporation Laws.

      Section 8. Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 5 or Section 6 hereof, the shares so converted shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Company as Series A Preferred Stock.

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      Section 9. Preference Rights. Nothing contained herein shall be construed to prevent the Board of Directors of the Company from issuing one or more series of Preferred Stock with dividend and/or liquidation preferences junior to the dividend and liquidation preferences of the Series A Preferred Stock.